EX-99.(a)(3)

Schedule A

Goldman Sachs ETF Trust

As of April 12, 2016

Series of Shares

Goldman Sachs ActiveBeta® International Equity ETF

Goldman Sachs ActiveBeta® Emerging Markets Equity ETF

Goldman Sachs ActiveBeta® Europe Equity ETF

Goldman Sachs ActiveBeta® Japan Equity ETF

Goldman Sachs ActiveBeta® U.S. Large Cap Equity ETF

Goldman Sachs ActiveBeta® U.S. Small Cap Equity ETF

Goldman Sachs S&P 500® Environmental & Socially Responsible ETF

Goldman Sachs Equity Long Short Hedge Tracker ETF

Goldman Sachs Event Driven Hedge Tracker ETF

Goldman Sachs Hedge Fund VIP ETF

Goldman Sachs High Sharpe Ratio ETF

Goldman Sachs Macro Hedge Tracker ETF

Goldman Sachs Multi-Strategy Hedge Tracker ETF

Goldman Sachs Relative Value Hedge Tracker ETF

Goldman Sachs Ultra-Short U.S. Treasury ETF